EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of United-Guardian, Inc. and subsidiaries (the "Company") on Form S-8 of our report dated March 21, 2008, with respect to our audits of the consolidated financial statements of United-Guardian, Inc. as of December 31, 2007 and 2006 and for the years then ended, which report included explanatory paragraphs in connection with the change in the Company pension liability for defined pension benefit plan and the curtailment of the defined pension benefit plan, which is included in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

/s/ Eisner LLP New York, New York March 21, 2008